Exhibit 12.1

PNM RESOURCES, INC. AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges
(1,000'S)

Line		YTD		Year Ended December 31,
No.		06/30/05	12/31/04	12/31/03	12/31/02	12/31/01	12/31/00
	Fixed charges, as defined by the Securities and Exchange Commission:

1	Interest on Long-term Debt	$30,711	$46,702	$ 59,429	$ 56,409	$ 62,716	$ 62,823
2	Amortization of Debt Premium, Discount and Expenses	1,619	2,697	2,838	2,302	2,346	2,037
3	Other Interest	2,377	2,319	5,423	2,859	(42)	752
4	Estimated Interest Factor of Lease Rental Charges	10,138	19,617	20,452	23,233	22,856	19,716
5	Total Fixed Charges	$44,845	$71,335	$ 88,142	$ 84,803	$ 87,876	$ 85,328

	Earnings, as defined by the Securities and Exchange Commission:

6	Consolidated Net Earnings from Continuing Operations	$34,250	$ 88,258	$ 59,138	$ 64,272	$150,433	$100,946
7	Income Taxes	18,584	49,247	27,889	33,032	81,063	74,345
8	Add Fixed Charges as Above	44,845	71,335	88,142	84,803	87,876	85,328
9	Earnings Available for Fixed Charges	$97,679	$208,840	$175,169	$182,107	$319,372	$260,619
10	Ratio for Earnings to Fixed Charges	2.18	2.93	1.99	2.15	3.63	3.05